EXHIBIT 5.1
November 10, 2005
Brascan Corporation
BCE Place
181 Bay Street, Suite 300
P.O. Box 762
Toronto, Ontario,
Canada M5J 2T3
Dear Sirs/Mesdames:
          Re: Management Share Option Plan
          We have acted as counsel for Brascan Corporation (“Brascan”), an Ontario corporation, in connection with the registration on Form S-8 (the “Form S-8”) pursuant to the Securities Act of 1933, as amended, of up to 1,200,000 Class A Limited Voting Shares of Brascan (the “Shares”) issuable upon exercise of options to purchase Class A Limited Voting Shares granted under the Brascan Corporation Management Share Option Plan (the “Plan). This opinion is being furnished to you at the request of Brascan.
          In connection with furnishing this opinion, we have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of Brascan and government officials as we have considered necessary or relevant for the purposes of this opinion, including:
          (a)     the articles of amalgamation, as amended to date, and by-laws of Brascan; and
          (b)     the Plan.
          We have also relied, to the extent we deemed relevant and necessary as a basis for the opinions and statements expressed below, upon oral and written statements of officers and other representatives of Brascan as to factual matters.
          In giving this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.
          The opinions below are limited to the federal laws of the United States.
          Based and relying upon and subject to the foregoing we are of the opinion that:
          1.     The Shares have been duly authorized by all necessary corporate action on the part of Brascan.
          2.     When issued upon exercise of an option to purchase Class A Limited Voting Shares pursuant to the Plan, the Shares will be validly issued and outstanding as fully paid and non-assessable.
          This letter is provided to you for your benefit, solely with regard to the transactions contemplated hereby, may be relied upon by you only in connection with such transactions, and may not be relied upon by any other person or for any other purpose without our prior written consent. The opinions and confirmations set forth herein are made as of the date hereof, and we hereby disclaim any obligation, express or implied, to update such matters after the date hereof.
          We hereby consent to the inclusion of this opinion as an exhibit to the Form S-8. In giving this consent, we do not thereby admit that we that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder
Yours very truly,
/s/ Torys LLP